CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     We consent to the use of our report, dated June 26, 2003, on the statement of assets and liabilities of Pennsylvania Avenue Event-Driven Fund, a Series of The Pennsylvania Avenue Funds which is included in Parts A and B in Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 and Pre-Effective Amendment No. 2 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption "Independent Auditors" in the Statement of Additional Information.



Abington,                                                Pennsylvania
/s/ Sanville & Company
June   27,   2003                                           Certified
Public Accountants